                                                                    EXHIBIT 9(f)


                          EXPENSE LIMITATION AGREEMENT


         EXPENSE LIMITATION AGREEMENT, made as of the 17th day of November, 1997, by and between Pacific Global Fund, Inc., a Maryland corporation doing business as Pacific Advisors Fund Inc. (the "Corporation"), on behalf of the Small Cap Fund (the "Fund"), and Pacific Global Investment Management Company, a California corporation (the "Investment Manager").

                              W I T N E S S E T H:

         WHEREAS, the Corporation, on behalf of the Fund, and the Investment Manager have entered into an Investment Management Agreement, dated October 16, 1992 (the "Management Agreement"), pursuant to which the Investment Manager will render investment management and advisory services to the Fund for compensation based on the value of the average daily net assets of the Fund; and

         WHEREAS, the Corporation and the Investment Manager have determined that it is appropriate and in the best interests of the Fund and its shareholders to maintain Fund expenses at a level below the level to which the Fund would normally be subject during its start-up period.

         NOW THEREFORE, the parties hereto agree as follows:

1        Expense Reimbursement

         For the Fund's fiscal year ending December 31, 1997, the Investment Manager will reimburse the Fund for Fund Operating Expenses in the amount of $17,036, reflecting expenses incurred by the Fund in the first six months of such fiscal year. Payment of such amount shall be made no later than January 31, 1998. The Investment Manager is not obligated hereunder to reimburse the Fund for any Fund Operating Expenses incurred in the second six months of such fiscal year or in subsequent fiscal years. As used herein, "Fund Operating Expenses" shall mean expenses of every character incurred by the Fund, including but not limited to investment advisory fees of the Investment Manager (but excluding interest, taxes, brokerage commissions, and other expenditures which are capitalized in accordance with generally accepted accounting principles, other extraordinary expenses not incurred in the ordinary course of the Fund's business, and repayments pursuant to Section 2 hereof).

2        Repayment of Fee Waivers and Expense Reimbursements.

         2.1 Repayment. In any fiscal year in which the following conditions are met, the Investment Manager shall be entitled to reimbursement by the Fund, in whole or in part as provided below, of all management fees waived or reduced and net expense reimbursement payments made by the Investment Manager to or on behalf of the Fund since October 16, 1992:

                  (a) the Fund's total assets at the beginning of such fiscal year are greater than $20 million;

                  (b)      the Management Agreement is in effect;

                  (c) aggregate Class Operating Expenses for the fiscal year for the Fund's Class A Shares are less than 2.50% of average daily net assets;

                  (d) the Corporation's Board of Directors has reviewed such repayments on a quarterly basis as provided in
                           Section 2.2 below.

The total amount of reimbursement to which the Investment Manager may be entitled (the "Reimbursement Amount") shall equal, at any time, (a) all investment management fees previously waived or reduced by the Investment Manager, plus (b) all net expense reimbursement payments previously paid by the Investment Manager attributable to any preceding year, minus (c) all payments previously received by the Investment Manager pursuant to Section 2.3 hereof. The Reimbursement Amount shall not, however, include any additional charges or fees whatsoever, including, e.g., interest accruable on such Reimbursement Amount. The period during which such Reimbursement Amount may be paid by the Fund to the Investment Manager shall not exceed five years from the date on which the first payment, if any, of the Reimbursement Amount is made by the Fund. Any Reimbursement Amount due hereunder shall be payable solely from the Fund's assets attributable to Class A Shares.

         2.2 Board Review. No reimbursement shall be paid to the Investment Manager pursuant to this provision in any fiscal quarter, unless the Corporation's Board of Directors has first reviewed such payment for consistency with this Agreement.

         2.3 Method of Computation. To determine the Fund's payments, if any, to reimburse the Investment Manager for the Reimbursement Amount, as of the first day of each fiscal quarter the annual Fund Operating Expenses for the Fund's current fiscal year attributable to its Class A Shares in accordance with the Corporation's Multi-Class Plan pursuant to Rule 18f-3 under the 1940 Act, as such plan is in effect from time to time ("Class A Operating Expenses"), shall be estimated by adding (a) the Class A Operating Expenses actually incurred as of the first day of such quarter to (b) an estimate of the Class A Operating Expenses for the remainder of such fiscal year. If such estimate is less than 2.50% of average daily net assets attributable to Class A Shares, during such fiscal quarter the Investment Manager in its discretion may receive repayment from the Fund in an amount no greater than the difference between .625% of average daily net assets attributable to Class A Shares and the estimated Class A Operating Expenses for such quarter, payable at the time and in the manner provided in the Investment Management Agreement for the payment of investment management fees.

         2.4 Quarter-End Adjustment. If necessary, within thirty days after the end of each quarter in which the Investment Manager receives repayment hereunder, the Investment Manager will make an adjustment payment to the Fund such that the actual Class A Operating Expenses for such quarter do not exceed
 .625% of average daily net assets attributable to Class A Shares.

3        Term and Termination of Agreement.

         This Agreement shall continue in effect for a period of one year from the date of its execution and from year to year thereafter provided such continuance is specifically approved by a majority of the Directors of the Corporation who (i) are not "interested persons" of the Corporation or any other party to this Agreement, as defined in the Act, and (ii) have no direct or indirect financial interest in the operation of this Agreement ("Non-Interested Directors"). Nevertheless, this Agreement may be terminated by either party hereto, without payment of any penalty, upon 90 days' prior written notice to the other party at its principal place of business; provided that, in the case of termination by the Fund, such action shall be authorized by resolution of a majority of the Non-Interested Directors of the Corporation or a vote of a majority of the outstanding voting securities of the Fund. The Investment Manager's right to repayment of prior fee waivers and expense reimbursements pursuant to Section 2 hereof shall survive the termination of this Agreement.

4        Miscellaneous.

         4.1 Notices. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, (a) if to the Investment Manager, to Pacific Global Investment Management Company, 206 North Jackson Street, Suite 201, Glendale, CA 91206, and (b) if to the Corporation, at the foregoing office of the Investment Manager.

         4.2 Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

         4.3 Interpretation. Nothing herein contained shall be deemed to require the Fund or the Corporation to take any action contrary to the its Articles of Incorporation or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of Directors of its responsibility for and control of the conduct of the affairs of the Corporation or the Fund.

         4.4 Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Management Agreement, shall have the same meaning as and be resolved by reference to such Agreement.

         4.5 Governing law. Except insofar as the 1940 Act or other federal laws or regulations may be controlling, this Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of Maryland.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.


ATTEST:                                     PACIFIC GLOBAL FUND, INC.
                                            d/b/a PACIFIC ADVISORS FUND INC.
                                            ON BEHALF OF THE SMALL CAP FUND



/s/ THOMAS H. HANSON                        By: /s/ GEORGE A. HENNING
Secretary

ATTEST:                                     PACIFIC GLOBAL INVESTMENT
                                            MANAGEMENT COMPANY



/s/ THOMAS H. HANSON                        By: /s/ GEORGE A. HENNING
Secretary